14



             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549



                   REGISTRATION STATEMENT
                         ON FORM S-8
                            UNDER
                 THE SECURITIES ACT OF 1933


              American Diversified Group, Inc.
   (Exact name of Registrant as specified in its charter)

     Nevada                                      88-0292161
(State or other jurisdiction of                  (IRS employer
incorporation or organization)                    identification no.)

110 N. Center St., Suite 202                          28602
            Hickory, NC______                       (Zip Code)
                   ----------------------------------------
                   (Address of principal executive offices)

                   Compensation and Consulting Agreements
                   --------------------------------------
                              (full name of the plans)


                      Jerrold R. Hinton
                    American Diversified Group, Inc.
              110 North Center Street-Suite 202
                      Hickory, NC 28601
          (Name and address of agent for services)


                       (828) 322-2044
                       --------------
 (Telephone number, including area code, of agent for service)


Approximate Date of Commencement of Proposed Sales under the Plan:
------------------------------------------------------------------
              As soon as practicable after this
          Registration Statement becomes effective


                  Total Number of Pages: 8
                  ------------------------
   Exhibit Index begins on sequentially numbered page: 14







               CALCULATION OF REGISTRATION FEE

Title of                            Proposed           Proposed
Securities        Maximum           Maximum            Amount of
to be             Amount to be      Offering           Aggregate        Registration
Registered        Registered        Price per Share    Offering Price   Fee
_____________________________________________________________________________
Common Stock
par value $.001   12,125,000(1)     $.016 (2)          $194,000         $100.00

</TABLE
(1)  Represents  shares  issued and  common  stock  purchase
options  granted  pursuant  to  consulting  agreements   for
continued services by officers, directors, consultants,  and counsel  to  the Registrant, including services  related  to sales  and  marketing  of pharmaceutical--medical  products,
Internet   telephony  and  telecommunication  products   and
services, seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's  business,
establishment  of  international  e-commerce  and   Internet
business, and legal professional services, all the foregoing in  furtherance  of  the Registrant's  business.  Additional shares may be issued to the officers, directors, consultants
and   counsel  under  agreements  as  set  forth   in   this
Registration  Statement  plus such indeterminate  number  of shares  pursuant to Rule 416 as may be issued in respect  to
stock    splits,   stock   dividends   and   other   similar
recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on March 29, 1999.


















                           PART I

     INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.        Plan Information.

     American Diversified Group, Inc. (hereinafter "ADGI" or
the  "Registrant")  has heretofore entered  into  agreements
with  third  party  consultants,  officers,  directors   and
counsel  with  respect  to the issuance  of  shares  of  the
Registrant's common stock for services to the Registrant. In consideration  for  increasing the scope of  the  continuing services rendered and to be rendered to the Registrant until such  time as the Registrant shall generate sufficient  cash flow  from  operations in order to compensate its  officers, directors,  consultants  and  counsel,  the  Registrant  has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

      The Registrant has agreed to issue two million one hundred twenty-five thousand Shares to Emerging Trends
Linkages Corp., a New York corporation ("ETLC"), inclusive of Shares underlying a common stock purchase option (the
"Option") exercisable by ETLC to purchase two million Shares
("Option Shares"), at an exercise price equal to the lower of $1.00 or fifty percent of the closing bid price on the date of notice of the exercise of the Option. The above issuance and grant are pursuant to agreements for continued services with respect to Registrant's generic pharmaceutical sales business, principally in West Africa, and agreements to generate sales for the Registrant in Brazil, including sales of dengue fever test kits.

      This  Registration Statement also provides that Thomas
J. Craft, Jr., Esq., who has served as the Registrant's corporate secretary, a director and full time corporate securities counsel, three million Shares, inclusive of Shares underlying an Option exercisable to purchase five hundred thousand Option Shares, at an exercise price equal to the lower of $1.00 or fifty percent of the closing bid price on the date of notice of the exercise of the Option.
This consideration is for continuing services to Registrant in such capacities and for providing Mr. Craft's staff and consultants for the preparation and review of all contracts and agreements between the Registrant and all third parties.

      The Registrant has agreed to issue to Higher Ground, Inc., a North Carolina corporation, for continued corporate consulting services to the Registrant, two million Shares.

      This  Registration Statement also provides that Robert
Kuntz,  as  a  consultant  to the  Registrant,  two  million
Shares, inclusive of Shares underlying an Option exercisable to purchase one million Option Shares, at an exercise price equal to the lower of $1.00 or fifty percent of the closing bid price on the date of notice of the exercise of the Option. Mr. Kuntz is providing consulting services to the Registrant with respect to mergers, acquisitions and joint ventures and other business proposals.

      In addition, this registration statement provides for the issuance of three million Shares to Global Transmedia
Communications Corporation ("GTCC") in consideration for the continued expansion on behalf of the Registrant of the Internet telephony business between the US, Canada, South
America and Asia.

Item 2.        Registrant Information and Employee Plan
Annual Information.

      The Registrant shall provide the Consultants, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 110 North Center Street, Suite 202, Hickory, NC 28601.

                           PART II

       INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

      (a)  The Registrant's Annual Report on Form 10-KSB and
10-KSB/A for the year ended December 31, 1995, Annual Report on Form 10-KSB for the year ended December 31, 1996, and Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1997 filed pursuant to Section
13  or  15(d)  of the Securities Exchange Act of  1934  (the
"Exchange Act").

      (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1998, June 30, 1998 and
September 30, 1998 filed pursuant to Section 13 or 15(d) of the Exchange Act.

      (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.




Item 4.        Description of Securities.

      The Registrant has authorized 350,000,000 shares of common stock, par value $.001 (the "Common Stock"), of which 242,512,560 are issued and outstanding, and 50,000 shares of preferred stock, series A (the "Series A Preferred"), none of which are issued.

      Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.        Interests of Named Experts and Counsel.

      Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration
Statement on Form S-8, is the record owner of seven million shares of Common Stock, an undetermined number of which shares will be beneficially owned by Mr. Craft's staff.

Item 6.        Indemnification of Officers and Directors.

           The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

           The  Registrant's  Articles of Incorporation,  as
amended,   provide  that  the  Registrant's   officers   and
directors  shall not be personally liable to the  Registrant or  its  stockholders  for monetary damages  for  breach  of fiduciary duty as a director, except for liability: (I)  for acts  or  omissions  which  involve intentional  misconduct, fraud, or a knowing violation of law or (ii) for the payment of  dividends in violation of Nevada Revised Statues 78.300.
The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

          "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

          This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation
" See Item 9(e) (ii) below:

Item 7.        Exemption From Registration Claimed.

          Not applicable

Item 8.        Exhibits:

           Pursuant  to Item 601 of Rule S-K, the  following
Exhibits are annexed hereto:

     Exhibit 5 Opinion of Thomas J. Craft, Jr., Esq.

      Exhibit  23     Consent of Thomas J. Craft, Jr.,  Esq.
(Contained in the Opinion)

      Exhibit  23.1   Consent of Grant-Schwartz  Associates,
Certified Public Accountants

Item 9.        Undertakings:

     The undersigned Registrants hereby undertakes:

           (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (e)(i)   The   undersigned   Registrant   hereby
undertakes  that,  for  the  purposes  of  determining   any
liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section
13(a)  or  Section 15(d) of the Securities Exchange  Act  of
1934  (and,  where applicable, each filing  of  an  employee benefit  plan's annual report pursuant to Section  15(d)  of the Securities Exchange Act of 1934) that is incorporated by reference  in the Registration Statement shall be deemed  to be  a  new Registration Statement relating to the securities offered therein, and the offering of such securities at that time  shall  be deemed to be the initial bona fide  offering thereof.

          (e)(ii) Insofar as indemnification for liabilities
arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the  Registrant  pursuant  to the foregoing  provisions,  or otherwise,  the  Registrant has been  advised  that  in  the opinion  of  the  Securities and  Exchange  Commission  such indemnification is against public policy as expressed in the
Act  and is, therefore, unenforceable. In the event  that  a claim  against such liabilities (other than payment  by  the
Registrant  of  expenses  paid or incurred  by  a  director, officer  or  controlling person of  the  Registrant  in  the successful  defense of any action, suit  or  proceeding)  is asserted by such director, officer or controlling person  in
connection   with  the  securities  being  registered,   the
Registrant  will, unless in the opinion of its  counsel  the matter has been settled by controlling precedent, submit  to a  court  of  appropriate jurisdiction the question  whether such  indemnification  by  it is against  public  policy  as expressed  in  the  Act and will be governed  by  the  final adjudication of such issue.

                         EXHIBIT INDEX

EXHIBIT NUMBER                ITEM

     5         Opinion of Thomas J. Craft, Jr., Esq.

      23       Consent  of  Thomas  J.  Craft,  Jr.,  Esq.
               (Contained in Opinion)

       23.1    Consent  of  Grant-Schwartz,  Associates,
               Certified Public  Accountant














                          EXHIBIT 5







































                 Thomas J. Craft, Jr., Esq.
                 11000 Prosperity Farms Road
                          Suite 302
                Palm Beach Gardens, FL 33410
                       (561) 691-1998


                                      March 30, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                    Re:  American Diversified Group, Inc.
                         Registration Statement on Form S-8

Gentlemen:

      I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 12,125,000 shares of common stock, inclusive of shares underlying common stock purchase options, which shares and option shares are being issued for services to the Registrant.

      In  connection with this opinion, I have reviewed  the
filings of the Registrant incorporated by reference in  this
registration  statement,  and  have  determined   that   the
Registrant  is  current in its reporting requirements  under
the   Securities  Exchange  Act  or  1934.  I  have  further
determined that the shares have been legally issued, and the shares  underlying  the options, when  exercised,  shall  be fully  paid  and  non-assessable shares of  the  Registrant.
Further, the Registrant has duly authorized the issuance  of the shares and the filing of this registration statement  on
Form S-8 under the Act.

      I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.


                                   Very truly yours,


                                   /s/ Thomas J. Craft, Esq.
                                   Thomas J. Craft












                         EXHIBIT 23
              (Contained in Opinion-Exhibit 5)











                        EXHIBIT 23.1







                        EXHIBIT 23.1


     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We  previously issued our report, accompanying the financial
statements,  incorporated  herein  by  reference,   of   the
Registrant  in  its Annual Report on Form 10-KSB/A  for  the
fiscal  year ended December 31, 1997. We hereby  consent  to the  incorporation  by  reference  of  said  report  in  the
Registration  Statement on Form S-8  being  filed  with  the
Securities and Exchange Commission by the Registrant.




                    /s/ Grant-Schwartz Associates, Certified
                        Public Accountants
                        GRANT-SCHWARTZ, ASSOCIATES, CPA's







March 29, 1999




                         SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on the 29th day of March,
1999.


                                   /s/ Jerrold R. Hinton
                                   By: Jerrold R. Hinton
                                   Title: President, Chief Executive
                                   Officer and Director



      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:    Hickory, NC
          March 29, 1999

                                     /s/ Jerrold R. Hinton
                                         By: Jerrold R. Hinton,
                                         Title: President, Chief
                                         Executive Officer and Director



                                     /s/ Thomas J. Craft, Jr.
                                         By: Thomas J. Craft, Jr.
                                         Title: Secretary and Director









